Exhibit 23.5

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Caremark Rx, Inc. of our report dated May 9, 2003, except with respect to the matter discussed in Basis of Presentation in Note 2 relating to the adoption of EITF 02-16, as to which the date is June 18, 2003 relating to the financial statements and financial statement schedule of AdvancePCS, which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Dallas, Texas
September 30, 2003